EXHIBIT 10.2
PATTERSON COMPANIES
CAPITAL ACCUMULATION PLAN
(Restated Effective January 1, 2009)
SECTION 1. Purpose of the Plan.
(a)    The name of this plan is PATTERSON COMPANIES CAPITAL ACCUMULATION PLAN (the “Plan”). The purpose of the Plan is to enable PATTERSON COMPANIES, INC. (the “Company”) and its Subsidiaries to attract, retain and motivate officers and other key employees, to compensate them for their contributions to the growth and profits of the Company and to encourage ownership of stock in the Company on the part of such personnel. The Plan provides incentives to participating officers and other key employees which are linked directly to increases in stockholder value and will therefore inure to the benefit of all stockholders of the Company.
(b)    The Plan, as amended and restated effective January 1, 2009, is intended to comply in form and operation with the provisions of Section 409A of the Code.
SECTION 2.     Definitions.
(a)    For purposes of the Plan, capitalized terms not otherwise defined herein shall have the meanings set forth below:
“Affiliate” means any person with whom the Company or Subsidiary would be considered a single employer under Sections 414(b) and 414(c) of the Code, namely (i) any corporation at least eighty percent (80%) of whose outstanding securities ordinarily having the right to vote at elections of directors is owned directly or indirectly by the Company or (ii) any other form of business entity in which the Company or Subsidiary, directly or indirectly, owns eighty percent (80%) or more of the controlling interests in such entity. Solely for purposes of determining whether a Termination of Employment has occurred, the term Affiliate will be determined by applying Code section 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code section 414(b) and in applying Treas. Reg. Section 1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of Code section 414(c), the phrase “at least 50 percent” will be used instead of “at least 80 percent” each place it appears.
“Award Agreement” is the written agreement evidencing a Participant’s Restricted Stock Award or Restricted Stock Unit Award, executed by the Participant.
“Board” means the Board of Directors of the Company.
“Cause” means termination by the Company or a Subsidiary of a Participant's employment on account of (i) the willful and continued failure by such Participant to substantially perform his duties with the Company or a Subsidiary (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to such Participant by the Board, which demand specifically identifies the manner in which the Board believes that such Participant has not substantially performed his duties, or (ii) the willful engaging by a Participant in conduct which is demonstrably and materially injurious to the Company or a Subsidiary, monetarily or otherwise, including a violation of Company policies as set forth in the Company's Policy and Procedure Manual, as the same may be amended from time to time, or policies adopted from time to time by the Company for officers and key employees and communicated in writing to Participants. For purposes of this definition, no act, or failure to act, on a Participant's part shall be deemed “willful” unless done, or omitted to be done, by such Participant not in good faith and without reasonable belief that his action or omission was in the best interest of the Company or a Subsidiary.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Committee” means the Compensation Committee of the Board, appointed by the Board from among its members and shall consist of not less than three members thereof who are and shall remain Committee members only so long as they remain “disinterested persons” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (“Exchange Act”), as amended.
“Company” means Patterson Companies, Inc.
“Compensation” means the total amount of compensation payable to a Participant for his or her employment with the Company or a Subsidiary for a calendar year (or portion thereof if such Participant is participating for less than the entire calendar year) determined before deferrals to any plan maintained by the Company or any Subsidiary.
“Disabled” means disabled within the meaning of Code section 409A(a)(2)(C), namely, that the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or a Subsidiary.
“Eligible Employee” means Officers and other key employees of the Company or its Subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the Company or its Subsidiaries.
“Event of Acceleration” means the date upon which any of the following events occurs provided such event is consistent with and satisfies the definition of “change in control event” under Code section 409A:
(i)    Any Person other than the Company, a Subsidiary or any employee benefit plan(s) sponsored by the Company or a Subsidiary acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) the beneficial ownership (determined as provided in Rule 13d-3 under the Exchange Act in effect on such date), directly or indirectly, of securities of the Company entitling such Person to 35% or more of the voting power of the Company; or
(ii)    A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board prior to the date of the appointment or election; or
(iii)    The shareholders of the Company approve a merger, consolidation, share exchange, division or sale or other disposition of assets of the Company as a result of which the shareholders of the Company immediately prior to such transaction shall not hold, directly or indirectly, immediately following such transaction, (a) a majority of the voting power of a merger or consolidation, the surviving or resulting corporation; or (b) in the case of a share exchange, the acquiring corporation; or (c) in the case of division or a sale or other disposition of assets, at least 60% of the total gross fair market value of all of the consolidated assets of the Company immediately prior to the transaction.
“Participant” means an Eligible Employee selected by the Committee to receive an award of Restricted Stock who executes a Restricted Stock Award Agreement.
“Plan Rules” are rules, policies, practices or procedures adopted by the Committee or its delegate pursuant to Section 6(b)(vi).
“Plan Year” means the calendar year, commencing January 1 and ending December 31.
“Restricted Period” is the period of time determined under Section 3(e), (f), (g) or (h).
“Restricted Stock” means an award of shares of Stock that is subject to the restrictions set forth in Section 5.
“Restricted Stock Award” means an award of common stock determined in accordance with the provisions of this Plan and an Award Agreement.
“Restricted Stock Unit” means any unit granted under Section 5 evidencing the right to receive one share of stock at a future date.
“Restricted Stock Unit Award” means an award of Restricted Stock Units determined in accordance with the provisions of this Plan and an Award Agreement.
“Retirement” means Participant’s Termination of Employment with the Company or any Subsidiary on or after a Participant's 65th birthday other than for Cause.
“Salary Reduction” means the amount of a Participant’s Compensation which has been reduced pursuant to Section 3(b).
“Stock” means the common stock of the Company.

“Subsidiary” means any corporation (other than the Company) 50% or more of the total combined voting power of all classes of stock of which is owned, directly or indirectly, by the Company.
“Termination of Employment” means a termination of a Participant’s employment relationship (both as an employee and independent contractor) with the Company, all Subsidiaries, and all Affiliates or such other change in the Participant’s employment relationship with the Company, all Subsidiaries, and all Affiliates that would be considered a “separation from service” under Section 409A of the Code. A Participant’s employment relationship will be treated as remaining intact while the Participant is on a military leave, a sick leave or other bona fide leave of absence (pursuant to which there is a reasonable expectation that the Participant will return to perform services for the Company, a Subsidiary, or an Affiliate) but only if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment by the Company, a Subsidiary, or an Affiliate under applicable statute or by contract, provided, however, where the Participant’s leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months and such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence may be substituted for such six (6) month period of absence. In all cases, the Participant’s Termination of Employment must constitute a “separation from service” under Section 409A of the Code and any “separation from service” under Section 409A of the Code shall be treated as a Termination of Employment.
SECTION 3.     Eligibility and Participation.
(a)    The Participants under the Plan shall be selected from time to time by the Committee, in its sole discretion, from among Eligible Employees.
(b)    An Employee selected by the Company shall affirmatively elect to participate in the Plan. A Participant may elect to reduce his or her Compensation for services rendered during a Plan Year in exchange for a Restricted Stock or Restricted Stock Unit Award. Such Salary Reduction election shall be a whole percentage from 5% to 25%. The election must be filed with the Company prior to the beginning of the Plan Year to which it pertains and shall be effective on the first day of the calendar year following the filing of the election, except with respect to “performance-based compensation” (within the meaning of Code section 409A) for which the election must be made no later than six months prior to the end of the period (which must be at least 12 months) in which the services (to which the performance-based compensation relates) are performed. Subject to paragraph (c), a Salary Reduction election shall be irrevocable for such Plan Year after the last day on which the election may be made.
(c)    For calendar year 2005 only, a Participant may, on or before the first day of any calendar quarter of the Company, elect to cease participation in the Plan, whereupon such participation shall be deemed to have been discontinued as of such first day of the calendar quarter following the date such notice was given to the Company. Notice by a Participant to cease participation in the Plan shall be given in writing by a Participant and shall be deemed given to the Company only when received by the Company at its principal executive offices.
(d)    A Participant’s Salary Reduction shall not be subject to refund, except as otherwise provided herein.
(e)    Restricted Period means the period beginning on the effective date of the Award Agreement and ending on the date elected by the Participant which is either the 3-year, 4-year or 5-year anniversary of the effective date of the Award Agreement. The Participant shall execute the Award Agreement at the time the Participant makes his or her Salary Reduction election under Section 3(b) and such Agreement will be effective on the date established under Section 3(b).
(f)    Notwithstanding the foregoing, a Participant may elect to extend the date on which his or her Restricted Period ends by five (5) full years provided such election is filed with the Company at least 12 months prior to the date the Participant’s Restricted Period is otherwise scheduled to end, subject to Code section 409A(a)(4)(C).
(g)    During calendar year 2005, a Participant may, in accordance with Plan Rules, elect to extend any Restricted Period which ends January 1, 2007 to January 1 of the years 2008, 2009, 2010 or 2011.
(h)    During calendar year 2008, the following Participants may, in accordance with Plan Rules, make the following elections:
(i)    A Participant who was born prior to 1954 and who elected to participate and receive a Restricted Stock Award for a calendar year prior to 2008, may elect to accelerate the end of the Restricted Period to 2009 for any such Restricted Stock Award.
(ii)    A Participant who was born prior to 1955 and who elected to participate in the Plan for 2008 and receive a Restricted Stock Award, may elect to cancel his or her right to receive the Restricted Stock Award and to receive, in January of 2009, his or her deferrals made in calendar year 2008, together with interest at the rate determined under Section 5(g)(iii).
SECTION 4.     Amount and Form of Awards.
(a)    Awards of Restricted Stock and Restricted Stock Units under the Plan shall be determined and approved by the Committee in its sole discretion.
(b)    Awards of Restricted Stock and Restricted Stock Units will be made in lieu of cash payments of the Participant's Salary Reduction and will be issued immediately following a Plan Year of Salary Reduction. The Committee may also in its sole discretion provide for alternative methods for grants of awards.
(c)    In order to reflect the impact of the restrictions on the value of the Restricted Stock or Restricted Stock Units, as well as the possibility of forfeiture, the number of shares of

Restricted Stock or units of Restricted Stock Units to be issued is equal to the amount of the Participant’s Salary Reduction divided by a price per share of Stock equal to the lesser of (i) 75% of the price of a share of common stock on the first business day of the calendar year or (ii) 75% of the price of a share of common stock on the last business day of the calendar year. The Committee may, when it deems appropriate, and in its sole discretion, provide for an alternative price per share. For purposes of this Plan, the price of Stock on a given date will be the Stock's closing sale price on the NASDAQ Stock Market as reported in the consolidated transaction reporting system on such date, or if the NASDAQ Stock Market is not open for trading on such date, on the most recent preceding date when such Market is open for trading. The value of fractional shares will be paid in cash to the Participant not later than the March 15 immediately following the calendar year to which the Participant’s Salary Reduction relates.
(d)    A Participant shall not have any rights with respect to an award unless or until such Participant has executed an Award Agreement) and has delivered a fully executed copy thereof to the Company within a period of 30 days after the date of the award (or such shorter period after the date of the award as the Committee may specify).
(e)    Effective January 1, 2009, Participants who are age 63 or older shall be entitled to receive only Restricted Stock Unit Awards.
SECTION 5.     Restricted Stock and Restricted Stock Units.
(a)    The maximum number of shares of Stock which may be issued under the Plan as Restricted Stock or issued with respect to a Restricted Stock Unit upon lapse of the Restricted Period shall be not more than 6,000,000 shares of Stock, subject to adjustment as provided in Section 7, and such shares may be authorized but unissued shares, or previously issued shares reacquired by the Company, or both. In the event Restricted Stock or a Restricted Stock Unit is forfeited prior to the end of the Restricted Stock Period, the shares of Stock called for by such award of Restricted Stock or Restricted Stock Units will become available for future awards.
(b)    A Participant who is awarded Restricted Stock will not be issued a stock certificate in respect of such shares of Restricted Stock, but rather such issuance shall be maintained in a “book entry” (i.e., a computerized or manual entry) made in the records of the Company to evidence an award of shares of Restricted Stock to a Participant. Such Company records shall, absent manifest error, be binding on the Participants. A Participant who is awarded Restricted Stock Units will not be issued shares at the time such award is granted. Upon the lapse of the Restricted Stock Period relating to Restricted Stock Units evidencing the right to receive Stock, shares of such Stock will be issued and delivered to the holder of the Restricted Stock Units.
(c)    Subject to the provisions of the Plan and the Award Agreements, during the Restricted Period the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock awarded under the Plan. In no event will a Participant be permitted to sell, transfer, pledge or assign Restricted Stock Units awarded under the Plan or the right to receive shares of Stock underlying such Restricted Stock Units.

(d)    Unless the Committee in its sole discretion shall determine otherwise at or prior to the time of the grant of any award, the Participant shall have the right to vote his shares of Restricted Stock during the Restricted Period.
(e)    The Participant shall have the right to receive any regular dividends on such shares of Restricted Stock. The Committee shall in its sole discretion determine the Participant's rights with respect to extraordinary dividends on the shares of Restricted Stock, including, but not limited to, dividends payable in Stock.
(f)    Restricted Stock or shares of Stock issued with respect to Restricted Stock Units may be transferred only after the Restricted Period expires (or such earlier time as the restrictions may lapse in accordance with Section 5(g)(i) or Section 5(h)) without forfeiture in respect of such shares of Restricted Stock.
(g)    The following provisions shall apply to a Participant's shares of Restricted Stock or Restricted Stock Units prior to the end of the Restricted Period relating thereto (including extensions thereof):
(i)    In the event a Participant dies or becomes Disabled, the restrictions on his or her Restricted Stock or Restricted Stock Units shall lapse and the shares of Stock shall be delivered on the July 1 or the December 31 next succeeding the date in which the Participant dies or becomes Disabled.
(ii)    If, prior to reaching age 65, a Participant has a voluntary Termination of Employment, such Participant shall forfeit his or her Restricted Stock and his or her Restricted Stock Units.
(iii)    If, prior to reaching age 65, a Participant has an involuntary Termination of Employment, such Participant shall forfeit his or her Restricted Stock and Restricted Stock Units, but shall be entitled to receive in lieu thereof, on the date that is six (6) months following such Termination of Employment, a cash payment equal to his or her Salary Reduction related to such forfeited Restricted Stock or Restricted Stock Units, together with interest thereon at a rate equal to the market yield on U.S. Treasury securities, at 1-year constant maturity, in effect at the time of the issuance of the Restricted Stock or Restricted Stock Unit Award.
(iv)    If a Participant has an involuntary Termination of Employment for Cause, he or she shall forfeit his or her Restricted Stock and Restricted Stock Units, and no cash payment shall be made in respect thereto or in lieu thereof.
(v)    If a Participant has a Termination of Employment on or after reaching age 65, he or she shall receive his or her Restricted Stock, or shares of Stock for his or her Restricted Stock Units, upon expiration of the Restricted Period.

(h)    Notwithstanding any other provision contained in the Plan, in case any Event of Acceleration occurs, the Restricted Period applicable to any Restricted Stock Award or Restricted Stock Unit Award shall be deemed to have expired and lapsed.
SECTION 6.     Administration.
(a)    The Plan shall be administered by the Committee. The Committee may delegate its duty or any portion thereof to a named person and may from time to time revoke such authority and delegate it to another person.
(b)    The Committee shall have the power and authority to grant Restricted Stock and Restricted Stock Unit Awards to Participants, pursuant to the terms of the Plan, and to make all determinations necessary for the administration of the Plan. In particular, the Committee shall have the authority:
(i)    to select those employees of the Company and its Subsidiaries who are Eligible Employees;
(ii)    to determine whether and to what extent Restricted Stock or Restricted Stock Unit Awards shall be granted to Participants hereunder;
(iii)    to determine the number of shares of Stock to be covered by each such award granted hereunder;
(iv)    to determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder;
(v)    to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Restricted Stock or Restricted Stock Units;
(vi)    to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable;
(vii)    to interpret the terms and provisions of the Plan and any award issued under the Plan; and
(viii)    to otherwise supervise the administration of the Plan.
(c)    All decisions made by the Committee pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and the Participants.
SECTION 7.     Adjustments upon a Change in Common Stock.
In the event of any change in the outstanding Stock of the Company by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination or exchange of shares or other similar event if such change equitably requires an adjustment in the number or kind of shares that may be issued under the Plan pursuant to Section 5(a), such adjustment shall be made by the Committee and shall be conclusive and binding for all purposes of the Plan.
SECTION 8.     Amendment and Termination.
The Plan may be amended or terminated at any time and from time to time by the Board, but no amendment which increases the aggregate number of shares of Stock which may be issued pursuant to the Plan (except as provided in Section 7) shall be effective unless and until the same is approved by the shareholders of the Company. Neither an amendment to the Plan nor the termination of the Plan shall adversely affect any right of any Participant with respect to any Restricted Stock Award or Restricted Stock Unit Award theretofore made without such Participant's written consent.
SECTION 9.     General Provisions.
(a)    All certificates for shares issued pursuant to Restricted Stock awards may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for shares of Stock delivered under the Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate references to such restrictions.
(b)    Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.
(c)    The adoption of the Plan shall not confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or a Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees at any time.
(d)    No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination or interpretation.
(e)    A Participant's rights and interest under the Plan may not be assigned or transferred in whole or in part either directly or by operation of law or otherwise (except in the event of a Participant's death) including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner and no such right or interest of any Participant in the Plan shall be subject to any obligation or liability of such Participant.
(f)    The Company and its Subsidiaries shall have the right to deduct from any payment made under the Plan any federal, state or local income or other taxes required by law to be withheld with respect to such payment. It shall be a condition to the obligation of the Company to issue Stock upon the lapse of restrictions on Restricted Stock or at the end of the Restricted Period for shares distributable for Restricted Stock Units that the Participant pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state or local income or other taxes. If the amount requested is not paid, the Company may refuse to issue shares. Unless the Committee shall in its sole discretion determine otherwise, payment for taxes required to be withheld may be made in whole or in part by an election by a Participant, in accordance with rules adopted by the Committee from time to time to have the Company withhold Stock otherwise issuable pursuant to the Plan having a fair market value equal to such tax liability.
(g)    The distribution of cash or Stock following the Restricted Period may not be accelerated, including upon termination of the Plan, if such acceleration would cause the distribution to become subject to tax under Code section 409A.
SECTION 10.     Effective Date of Plan.
(a)    The Plan was originally adopted by the Board on April 18, 1996 and approved by the Company’s shareholders at the annual meeting held on September 10, 1996.
(b)    The Plan, as amended and restated by this written Plan document, is effective January 1, 2009, unless otherwise provided herein.